Exhibit 99.1

BOYD GAMING REPORTS RECORD THIRD QUARTER RESULTS

– Borgata and Addition of Coast Fuel 153% Earnings Increase –

– Further Borgata Expansion Planned –

LAS VEGAS, NV – October 26, 2004 – Boyd Gaming Corporation (NYSE:BYD) today reported its financial results for the third quarter 2004. The Company reported record adjusted earnings(1) of $.38 per share for the third quarter, an increase of 153% over adjusted earnings of $.15 per share reported in the third quarter last year. Adjusted earnings for the current quarter exclude gains on sales of certain assets of $9.1 million, preopening and merger and acquisition expenses of $1.2 million, and a non-cash loss on early retirement of debt of $4.3 million. Adjusted earnings for the third quarter last year exclude preopening expenses related to Borgata of $3.5 million. This quarter’s results include the operations of the four properties of Coast Casinos, which the Company acquired on July 1, 2004, and Sam’s Town Shreveport, which the Company acquired in May 2004. Per share amounts are reported on a diluted basis.

The Company reported record EBITDA for the third quarter that was more than double the EBITDA reported for the third quarter last year. EBITDA in the third quarter was $133 million, 109% above the $63.7 million reported in the comparable quarter last year. This increase was principally attributable to the inclusion of the acquired properties mentioned above and to a large increase in earnings from Borgata versus the prior year. Same-store EBITDA increased 30% in the quarter versus the prior year. The year-over-year quarterly EBITDA gains were broad-based, as all of the Company’s operating segments that reported in both years reported increased quarterly EBITDA for the third quarter. And Coast Casinos reported EBITDA that was 21% above prior year results when Coast operated as an independent company. Further in this release, the Company presents the composition of its segments.

Revenues for the third quarter were $522 million, a 68% increase over the $311 million reported in the third quarter last year. On a same-store basis, revenues in the third quarter increased 3.6%, with all same-store segments posting revenue gains. Net income in the third quarter was $35.5 million, or $.40 per share, versus $7.7 million, or $.12 per share, in the third quarter last year. In this year’s third quarter, the Company’s weighted average diluted shares were 22.3 million greater than last year’s shares, due principally to shares issued in connection with the Coast Casinos merger.

William S. Boyd, Chairman and Chief Executive Officer of Boyd Gaming, said, “I am extremely proud and pleased with the strong results we are reporting today. Our operating teams, so ably led by Keith Smith, Michael Gaughan and Bob Boughner, have really produced great results for our Company. Looking at properties that we have operated in both this year’s and last year’s third quarters, only two, Delta Downs with construction disruption and the California with a rooms remodel, had comparatively down quarters – every other property exceeded prior year EBITDA results in the quarter. Coast is not only growing revenues and earnings at an excellent rate, it is turning out to be a great fit with our Company as well. Borgata’s performance in its ‘start-up’ quarters has been exceptional, exceeding almost everybody’s expectations. In fact, it appears its EBITDA in its first calendar year of operations could approach $200 million. And we are planning yet another expansion at Borgata beyond what we reported to you in our last earnings release.”

In footnote (1), you will find a discussion of how and why the Company uses adjusted earnings, adjusted earnings per share, EBITDA (non-GAAP measures of earnings as defined in footnote (1)) and EBITDA margin, performance measurements widely used in the gaming industry. As used in this release, EBITDA for a particular operating segment (adjusted EBITDA) is before corporate expense. Further in this release you will also find tables that reconcile certain non-GAAP measurements to GAAP financial information.

Nine-month Results

Revenues for the first nine months of 2004 were $1.194 billion, an increase of 26% over the $945 million reported in the first nine months of 2003. The increase was primarily attributable to the addition of Coast Casinos and Sam’s Town Shreveport, neither of which were owned by the Company during

2003. EBITDA for the first nine months was $299 million versus $199 million (before a $3.5 million one-time retroactive gaming tax imposed by the State of Indiana) reported in the same period last year. The increase was also principally attributable to the addition of Coast Casinos and Sam’s Town Shreveport and by a large increase in the Company’s EBITDA from Borgata, which operated for three months during the first nine months of 2003. Adjusted earnings for the first nine months were $.95 per share versus $.65 per share for the comparable period in 2003. Net income for the first nine months of 2004 was $64.5 million, or $.87 per share, versus $28.6 million, or $.43 per share, in the first nine months of 2003. In addition to the earnings adjustments described in the first paragraph of this report (some of which amounts may be different in the nine month period versus the third quarter), net income for the first nine months of 2004 includes, and adjusted earnings for that period exclude, a $5.7 million charge to the Company’s income tax provision associated with an adverse tax ruling in Indiana that related primarily to prior periods.

Borgata

The Company also reported third quarter results for Borgata Hotel Casino and Spa, the Company’s joint venture property in Atlantic City. As an unconsolidated joint venture, Borgata’s results appear in only two lines of the Company’s consolidated statements of operations; therefore, more detailed financial information is presented in tables later in this release.

In the third quarter, Borgata reported record results in all major categories and significant increases over the third quarter 2003, its first quarter of operations (Borgata opened July 3, 2003). Borgata reported gaming revenue in the quarter of $169 million, a 24% increase over the third quarter 2003, and non-gaming revenue of $65.1 million, a 35% increase over the prior year. Net revenue in the quarter was $186 million, a 24% increase over the prior year. Borgata’s EBITDA in the third quarter was $63.1 million, more than double the $30.5 million reported in the third quarter last year, when there were unusually high expenses relating to the opening and introduction of the property. In the third quarter, Borgata reported an EBITDA margin of 33.9% versus 20.4% reported in the third quarter last year. As was the case in both the first and second quarters of this year, Borgata’s EBITDA in the third quarter was the highest of any property in Atlantic City.

For the third quarter, Borgata reported the highest table game win in the Atlantic City market by a wide margin. Table game win per unit per day in the quarter was $4,198, which beat the second place property by $525 and was 47% above the $2,860 average win per table per day in Atlantic City in the third quarter. In slot win per unit per day, Borgata reported the highest result in the Atlantic City market at $349, $25 above the second place property and 36% above the average Atlantic City slot machine, which won $257 per day in the third quarter. In fact, the recent quarterly slot win per unit rankings for Atlantic City properties show Borgata lengthening its lead in slots. Hotel occupancy in the quarter was virtually 100% and the average daily room rate was $131. The property reported strong results in non-gaming revenue in both absolute amounts, at an average of $708,000 per day, and as a percentage of total gross revenue, at 28% for the quarter.

Bob Boughner, Chief Executive Officer of Borgata, said, “When we opened last year, we strived, at some considerable expense, to attract people to the property and serve them well so they would return. Well, they’re coming back, and through careful and deliberate analysis of our patron database, we are serving them more and more efficiently. Our significant market share premiums and growing margins are the result of the efforts of our very talented and high performing associates. The property is demonstrating strong operations and results across the board, and we are looking forward to expanding Borgata to meet the existing and growing demand for our brand of hospitality.”

Borgata Expansion

The Company made further announcements concerning its expansion plans for Borgata. The Borgata expansion reported in the last earnings release (July 28, 2004) remains on track and is now referred to as Phase I. The Company today announced that it is in the planning stage for a Phase II Borgata expansion to begin during Phase I construction and scheduled for completion in mid-2007. The centerpiece of the Phase II expansion is a new hotel tower, containing approximately 800 guest rooms, suites and resort condominiums. The hotel will be built on a portion of the existing surface parking lot, near the existing porte cochere. In addition to the hotel, which will have an arrival and identity separate from the existing Borgata hotel tower, the expansion will include a new spa, two new swimming pools (inside and outside) and additional meeting rooms. Access to existing Borgata facilities and Phase I expansion amenities is intended to be seamless and convenient. The Phase II expansion, which also includes a new parking garage, remains subject to various approvals. The Company expects to finance the expansion from Borgata’s cash flow and from Borgata’s recently refinanced credit facility, which is capable of being expanded.

Wholly-owned Properties

Beginning with this release, the Company will report results from its wholly-owned properties in five segments (the Company reported its sixth segment, Borgata, earlier in this release):

1.	Boulder Strip will group the Company’s Las Vegas locals properties, other than Coast Casinos

2.	Coast Casinos will group all properties acquired in the Coast merger, principally Las Vegas locals properties and including the Barbary Coast on the Las Vegas Strip

3.	Stardust, the Company’s property on the Las Vegas Strip

4.	Downtown will group the Company’s three Las Vegas downtown properties and the Honolulu travel agency and air charter operations that serve them

5.	Central Region will group the Company’s five riverboats and one slots-at-track “racino” that operate in Indiana, Illinois, Mississippi, and Louisiana

For a listing of the specific properties in each category, see the introduction to the results tables that follow the footnotes that appear after the text of this report.

Boulder Strip

The Boulder Strip properties reported a 9.1% increase in revenues and a 33% increase in EBITDA in the third quarter versus the third quarter 2003. The increase was principally fueled by increased slot revenue. The EBITDA margins improved 4.2 percentage points to 23.1% in the third quarter this year versus last year. This year’s EBITDA results were the best ever for a third quarter, typically a slow quarter for those properties.

Coast Casinos

The merger of Coast Casinos into the Company was completed on July 1, 2004, providing a full quarter of operating results in the Company’s third quarter financial statements. In the third quarter, Coast revenues were $162 million, EBITDA was $45.0 million and EBITDA margin was 27.8%. These numbers compare very favorably to last year’s third quarter results, when Coast was an independent company. This quarter’s revenues represent a 9.4% increase over the third quarter of 2003, third quarter EBITDA was up 21% over last year’s third quarter, and EBITDA margin was up 2.6 percentage points. For the last twelve months ended September 30, 2004, Coast’s revenues were $642 million and its EBITDA was $187 million.

The Company announced that The Orleans guest-rooms expansion opened ahead of schedule in October. The 460-room addition, long part of The Orleans master plan, brings the property’s room count to 1,885. In addition, the Company reported that construction of South Coast is continuing on schedule and that, due to increased costs for certain construction materials, the expected final cost of the project, including amounts expended by Coast prior to the merger, is now approximately $500 million.

Stardust

The Stardust experienced a strong turnaround in the third quarter versus the prior year. The property’s revenue was $35.8 million, an increase of 10.7% over the $32.4 million reported in last year’s third quarter. The property reported EBITDA of $3.1 million in the quarter, versus an EBITDA loss of $0.6 million in the comparable quarter last year. Casino and room revenue increased, while marketing related expenses declined in the quarter versus last year.

Downtown Las Vegas

Revenues at the three Downtown properties increased 3.3% in the third quarter versus the third quarter 2003, despite a rooms remodel at the California, which resulted in the property having 4,800 fewer occupied rooms in the quarter versus last year’s third quarter. Significantly higher fuel costs in the air charter operations mostly offset a positive EBITDA comparison at the properties and the segment reported EBITDA that was only slightly above the EBITDA reported in last year’s third quarter.

Central Region

The six Central Region properties reported a 22% increase in revenues and a 15.5% increase in EBITDA in the third quarter versus the comparable quarter in 2003, principally due to the inclusion of Sam’s Town Shreveport, which the Company acquired in May 2004. On a same-store basis, for the same periods, revenue increased 1.2% and EBITDA increased 3.1% with four of the five properties each experiencing gains in both revenue and EBITDA. Only Delta Downs experienced a decline in both revenue and EBITDA due to construction disruption associated with its casino remodel and reconfiguration. That project is now complete, and the work on the hotel is continuing, with an opening expected in the first quarter 2005.

Financial Statistics

The Company provided the following additional information for the third quarter ended September 30, 2004:

•	September 30 debt balance: $2.184 billion

•	Debt reduction during the quarter from proforma debt balance on July 1, 2004: $52 million

•	September 30 cash: $125 million

•	Dividends paid in the quarter: $7.4 million

•	Maintenance capital expenditures during the quarter: $29 million

•	Expansion capital expenditures for projects during the quarter:

Delta Downs – $ 7 million

Blue Chip – $14 million

The Orleans – $18 million

South Coast – $43 million

•	Number of shares outstanding on September 30: 87 million

•	Capitalized interest during the quarter: $1.9 million

•	Proceeds from certain asset sales during the quarter: $21 million

(1)	Adjusted Earnings are earnings before preopening expenses, acquisition and merger related expenses, gain on sales of undeveloped land and airplane, non-cash loss on early retirement of debt, and charges associated with an Indiana state tax assessment and a one-time Indiana retroactive gaming tax. Adjusted Earnings (and Adjusted EPS) are presented solely as a supplemental disclosure because management believes that it is a widely used measure of performance in the gaming industry and as this measure is considered by many to be a better measure on which to base expectations of future results than net income computed in accordance with generally accepted accounting principles (“GAAP”). A reconciliation of net income, based upon GAAP, to Adjusted Earnings and the presentation of Adjusted EPS each are included in the financial schedules accompanying this release. EBITDA is earnings before interest, taxes, depreciation, amortization, preopening expenses, acquisition and merger related expenses, deferred rent, and the gain on sales of undeveloped land and airplane. EBITDA and EBITDA margin are presented solely as supplemental disclosures because the Company believes that they are widely used measures of operating performance in the gaming industry and EBITDA is a principal basis for valuation of gaming companies. Specifically, EBITDA is presented before preopening expenses as it represents a measure of performance of the Company’s existing operational activities. The Company uses property EBITDA (EBITDA before corporate expense) as the primary measure of the operating performance of its properties, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance or as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, income taxes and debt principal repayments which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.

The following tables report September quarterly and year to date results. Boulder Strip includes Sam’s Town Las Vegas, Eldorado and Jokers Wild. Downtown properties include the California Hotel and Casino, the Fremont Hotel and Casino, Main Street Station, and Vacations Hawaii, the Company’s Honolulu travel agency. Coast Casinos includes Barbary Coast, Gold Coast, The Orleans, Suncoast and an offsite sports book. Central Region includes Sam’s Town Tunica, Par-A-Dice, Treasure Chest, Blue Chip, Delta Downs, and Sam’s Town Shreveport.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands, except footnotes)	2004	2003	2004	2003
Net Revenues
Boulder Strip	$42,928	$39,357	$134,381	$124,653
Coast Casinos	161,980	—	161,980	—
Stardust	35,832	32,366	112,760	101,087
Downtown Properties (a)	57,169	55,339	175,772	172,589
Central Region	224,584	183,466	609,533	546,558

Net revenues	$522,493	$310,528	$1,194,426	$944,887

Adjusted EBITDA
Boulder Strip	$9,927	$7,438	$35,306	$29,584
Coast Casinos	45,005	—	45,005	—
Stardust	3,140	(559)	13,227	7,048
Downtown Properties	7,597	7,589	26,450	28,838
Central Region (b)	53,064	45,934	146,481	139,209

Wholly-owned property adjusted EBITDA	118,733	60,402	266,469	204,679
Corporate expense	(9,716)	(5,558)	(23,547)	(18,323)

Wholly-owned adjusted EBITDA	109,017	54,844	242,922	186,356
Our share of Borgata’s operating income before preopening expenses and amortization expense (e)	24,360	8,857	56,422	8,857

Total adjusted EBITDA	133,377	63,701	299,344	195,213

Other operating costs and expenses
Deferred rent	943	—	943	—
Gain on sale of airplane	(857)	—	(857)	—
Depreciation and amortization	42,385	24,019	93,944	70,114
Preopening expenses	615	—	615	—
Merger, acquisition and transition related expenses	625	—	6,534	—
Our share of Borgata’s preopening expenses	—	3,468	—	19,593

Total other operating costs and expenses	43,711	27,487	101,179	89,707

Operating income	89,666	36,214	198,165	105,506

Other non-operating costs and expenses
Interest expense, net (c)	30,736	20,527	70,371	56,136
Loss on early retirement of debt	4,344	—	4,344	—
Gain on sales of undeveloped land	(8,259)	—	(9,679)	—
Our share of Borgata’s non-operating expense, net	6,419	2,830	19,569	2,830

Total other non-operating costs and expenses	33,240	23,357	84,605	58,966

Income before provision for income taxes	56,426	12,857	113,560	46,540
Provision for income taxes (d)	20,877	5,143	49,013	17,943

Net income	$35,549	$7,714	$64,547	$28,597

(a)	Includes revenues related to Vacations Hawaii, the Company’s Honolulu travel agency, of $11.1 million and $11.7 million, respectively, for the three months ended September 30, 2004 and 2003 and $33.5 million and $35.6 million, respectively, for the nine months ended September 30, 2004 and 2003.

(b)	Adjusted EBITDA results for the nine month period ended September 30, 2003 include a one-time charge for a retroactive gaming tax imposed by the State of Indiana of $3.5 million.
(c)	Net of interest income and amounts capitalized.
(d)	Results for the nine months ended September 30, 2004 include $5.7 million of tax expense, net of federal tax benefit, related to the Indiana Department of Revenue’s assessment for state income taxes.
(e)	The following table reconciles the presentation of our share of Borgata’s operating results in our consolidated statements of operations to the presentation of our share of Borgata’s results in the above table:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Operating income (loss) from Borgata	$24,030	$4,921	$55,432	$(11,204)
Add back our share of Borgata’s preopening expenses (1)	—	3,468	—	19,593
Add back amortization expense related to capitalized interest and unilateral contribution to Borgata	330	468	990	468

Our share of Borgata’s operating income before preopening expenses	$24,360	$8,857	$56,422	$8,857

(1)	Borgata’s preopening expenses are included in Borgata’s operating loss and are deducted for the presentation of total adjusted EBITDA. Adjusted EBITDA is presented before preopening expenses as it represents a measure of performance of our existing operational activities.

BOYD GAMING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2004	2003	2004	2003
Revenues
Gaming	$434,983	$266,093	$1,010,513	$810,874
Food and beverage	78,513	40,905	166,865	124,271
Room	38,971	19,180	81,779	58,149
Other	31,623	19,149	70,688	58,263

Gross revenues	584,090	345,327	1,329,845	1,051,557
Less promotional allowances	61,597	34,799	135,419	106,670

Net revenues	522,493	310,528	1,194,426	944,887

Costs and expenses
Gaming	204,259	135,551	489,446	402,690
Food and beverage	50,544	23,479	100,851	71,114
Room	12,472	5,809	24,812	16,442
Other	28,692	20,502	68,816	62,029
Selling, general and administrative	82,719	49,157	190,736	144,714
Maintenance and utilities	25,074	15,628	53,296	43,219
Deferred rent	943	—	943	—
Depreciation and amortization	42,055	23,551	92,954	69,646
Corporate expense	8,859	5,558	22,690	18,323
Preopening expenses	615	—	615	—
Merger, acquisition and transition related expenses	625	—	6,534	—

Total	456,857	279,235	1,051,693	828,177

Operating income (loss) from Borgata	24,030	4,921	55,432	(11,204)

Operating income	89,666	36,214	198,165	105,506

Other income (expense)
Interest income	48	53	142	269
Interest expense, net of amounts capitalized	(30,784)	(20,580)	(70,513)	(56,405)
Loss on early retirement of debt	(4,344)	—	(4,344)	—
Gain on sales of undeveloped land	8,259	—	9,679	—
Other expense from Borgata, net	(6,419)	(2,830)	(19,569)	(2,830)

Total	(33,240)	(23,357)	(84,605)	(58,966)

Income before provision for income taxes	56,426	12,857	113,560	46,540

Provision for income taxes	20,877	5,143	49,013	17,943

Net income	$35,549	$7,714	$64,547	$28,597

Basic Net Income Per Common Share	$0.41	$0.12	$0.88	$0.45

Average Basic Shares Outstanding	86,805	64,158	72,988	64,148

Diluted Net Income Per Common Share	$0.40	$0.12	$0.87	$0.43

Average Diluted Shares Outstanding	88,432	66,107	74,567	66,046

The following table reconciles net income based upon generally accepted accounting principles to adjusted net income and adjusted net income per share.

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net income	$35,549	$7,714	$64,547	$28,597
Adjustments:
Gain on sales of undeveloped land	(8,259)	—	(9,679)	—
Gain on sale of airplane	(857)	—	(857)	—
Preopening expenses	615	—	615	—
Preopening expenses from Borgata	—	3,468	—	19,593
Merger, acquisition and transition related expenses	625	—	6,534	—
One-time Indiana gaming tax charge	—	—	—	3,452
Loss on early retirement of debt	4,344	—	4,344	—
Indiana state income tax assessment	—	—	5,725	—
Income tax effect for above adjustments	1,307	(1,387)	(365)	(8,884)

Adjusted net income	$33,324	$9,795	$70,864	$42,758

Adjusted net income per diluted share	$0.38	$0.15	$0.95	$0.65

Weighted average diluted shares outstanding	88,432	66,107	74,567	66,046

The following tables reconcile operating income to adjusted EBITDA.

(In thousands)	Three Months Ended September 30, 2004
	Operating Income (Loss)	Depreciation and Amortization	Acquisition, Merger, Preopening and Other Expenses	Deferred Rent	Adjusted EBITDA
Boulder Strip	$5,026	$4,901	$—	$—	$9,927
Coast Casinos	29,746	14,316		943	45,005
Stardust	(516)	3,656	—	—	3,140
Downtown Properties	3,796	3,801	—	—	7,597
Central Region	38,753	14,311	—	—	53,064
Corporate	(11,169)	1,070	383	—	(9,716)

Totals for wholly-owned properties	65,636	42,055	383	943	109,017
Our share of Borgata results	24,030	330	—	—	24,360

Consolidated	$89,666	$42,385	$383	$943	$133,377

	Three Months Ended September 30, 2003
	Operating Income (Loss)	Depreciation and Amortization	Preopening Expenses	Adjusted EBITDA
Boulder Strip	$2,683	$4,755	$—	$7,438
Stardust	(4,111)	3,552	—	(559)
Downtown Properties	3,774	3,815	—	7,589
Central Region	35,466	10,468	—	45,934
Corporate	(6,519)	961	—	(5,558)

Totals for wholly-owned properties	31,293	23,551	—	54,844
Our share of Borgata results	4,921	468	3,468	8,857

Consolidated	$36,214	$24,019	$3,468	$63,701

(In thousands)	Nine Months Ended September 30, 2004
	Operating Income (Loss)	Depreciation and Amortization	Acquisition, Merger, Preopening and Other Expenses	Deferred Rent	Adjusted EBITDA
Boulder Strip	$20,927	$14,379	$—	$—	$35,306
Coast Casinos	29,746	14,316	—	943	45,005
Stardust	2,202	11,025	—	—	13,227
Downtown Properties	15,220	11,230	—	—	26,450
Central Region	101,663	38,909	5,909	—	146,481
Corporate	(27,025)	3,095	383	—	(23,547)

Totals for wholly-owned properties	142,733	92,954	6,292	943	242,922
Our share of Borgata results	55,432	990	—	—	56,422

Consolidated	$198,165	$93,944	$6,292	$943	$299,344

	Nine Months Ended September 30, 2003
	Operating Income (Loss)	Depreciation and Amortization	Preopening Expenses	Adjusted EBITDA
Boulder Strip	$15,364	$14,220	$—	$29,584
Stardust	(3,351)	10,399	—	7,048
Downtown Properties	17,327	11,511	—	28,838
Central Region	108,439	30,770	—	139,209
Corporate	(21,069)	2,746	—	(18,323)

Totals for wholly-owned properties	116,710	69,646	—	186,356
Our share of Borgata results	(11,204)	468	19,593	8,857

Consolidated	$105,506	$70,114	$19,593	$195,213

The following table reports Borgata financial results.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2004	2003	2004	2003
Gaming revenue	$168,707	$136,096	$458,876	$136,096
Non-gaming revenue	65,127	48,160	172,118	48,160

Gross revenues	233,834	184,256	630,994	184,256
Less promotional allowances	47,691	34,662	134,021	34,662

Net revenues	186,143	149,594	496,973	149,594
Expenses	123,081	119,082	341,509	119,082
Depreciation and amortization	14,359	12,797	42,430	12,797
Preopening expenses	—	6,936	—	39,186
Loss / (gain) on asset disposal	(18)	—	189	—

Operating income (loss)	48,721	10,779	112,845	(21,471)

Interest and other expenses, net	(8,208)	(10,855)	(27,577)	(10,855)
(Provision) / benefit for income taxes	(4,630)	5,194	(11,562)	5,194

Subtotal	(12,838)	(5,661)	(39,139)	(5,661)

Net income	$35,883	$5,118	$73,706	$(27,132)

The following table reconciles our share of Borgata’s results to the reported amounts.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Our share of Borgata’s operating income (loss)	$24,360	$5,389	$56,422	$(10,736)
Amortization expense related to capitalized interest and unilateral contribution to Borgata	(330)	(468)	(990)	(468)

Operating income (loss) from Borgata, as reported	$24,030	$4,921	$55,432	$(11,204)

Other expense from Borgata, as reported	$(6,419)	$(2,830)	$(19,569)	$(2,830)

The following table reconciles operating income to Adjusted EBITDA for Borgata.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2004	2003	2004	2003
Operating income (loss)	$48,721	$10,779	$112,845	$(21,471)
Depreciation and amortization	14,359	12,797	42,430	12,797
Preopening expenses	—	6,936	—	39,186
Loss / (gain) on asset disposal	(18)	—	189	—

Adjusted EBITDA	$63,062	$30,512	$155,464	$30,512

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company’s strategy, expenses, revenue, earnings, taxes and accruals related to taxes, cash flow and the growth of certain gaming markets and the Company’s ability to build market share. In addition, forward-looking statements include statements regarding Coast, including its growing revenues and earnings, and the estimated final cost of South Coast, Delta Downs, including the expected opening of the remodeled casino and Borgata, including its estimated EBITDA for the first calendar year of its operations, the strength and growth of demand, its efficient customer service, its achievement of market share premiums and growing margins, market rankings for EBITDA, table game win and slot win, increased revenue, earnings and margins and the expansion projects of Borgata, including the timing and cost of the expansion projects, the number of new hotel rooms, slot machines, and other amenities to be added and the ability for the Company to finance the expansion from Borgata’s cash flow and new credit facility. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. In particular, the Company can provide no assurances that its ability to achieve increased margins and market share premiums, grow revenues, or meet other identified expectations for the Company or Borgata will be achieved or that Borgata’s current estimated rankings in the Atlantic City market will continue in future periods. In addition, the Company can provide no assurances that South Coast will be opened on time, or at final costs that approximate our current estimates, or the Borgata expansion projects will yield the estimated number of hotel rooms, slot machines, table games or other amenities, will be completed within the estimated time frames and budget, or that Borgata will be able to generate sufficient cash flow (or utilize its new credit facility) to fund the expansion projects. Among the factors that could cause actual results to differ materially are the following: competition, increased costs (including marketing costs) and uncertainties relating to new developments and expansion (including enhancements to improve property performance), changes in laws and regulations, including increased taxes, the availability and price of energy, weather, regulation, economic, credit and capital market conditions and the effects of war, terrorist or similar activity. Additional factors that could cause actual results to differ are discussed under the heading “Investment Considerations” and in other sections of the Company’s Form 10-K for the fiscal year ended December 31, 2003 on file with the

Securities and Exchange Commission, and in its other current and periodic reports filed from time to time with the Commission. In addition, factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the Company’s registration statement on Form S-4 filed with the Commission on June 25, 2004. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Boyd Gaming will host a webcast at 4:30 p.m. EDT on Tuesday, October 26, 2004 to review the third quarter results. The Webcast will be available on the Company’s website at www.boydgaming.com and at http://phx.corporate-ir.net/phoenix.zhtml?p=irol – eventDetails&c=95703&eventID=940417

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 18 gaming entertainment properties, plus one under development, located in Nevada, New Jersey, Mississippi, Illinois, Indiana and Louisiana. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com .

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